Exhibit 99.1

GAPSHARE

Page

INDEPENDENT AUDITORS’ REPORT	5

FINANCIAL STATEMENTS AS OF DECEMBER 31, 2002 AND 2001 AND FOR THE YEARS THEN ENDED:

Statements of Net Assets Available for Benefits	6

Statements of Changes in Net Assets Available for Benefits	7

Notes to Financial Statements	8-11

SUPPLEMENTAL SCHEDULE AS OF DECEMBER 31, 2002:

Schedule of Assets Held for Investment Purposes	12

Supplemental schedules not listed above have been omitted because of the absence of conditions under which they are required.

Deloitte & Touche LLP

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Deloitte & Touche

INDEPENDENT AUDITORS’ REPORT

To the Administrative Committee and Participants of GapShare:

We have audited the accompanying statements of net assets available for benefits of GapShare (the “Plan”) as of December 31, 2002 and 2001, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the net assets available for benefits of the Plan as of December 31, 2002 and 2001, and the changes in net assets available for benefits for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the Table of Contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor’s Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. This schedule is the responsibility of the Plan’s management. Such schedule has been subjected to the auditing procedures applied in our audit of the basic 2002 financial statements and, in our opinion, is fairly stated in all material respects when considered in relation to the basic 2002 financial statements taken as a whole.

/s/    DELOITTE & TOUCHE LLP

May 30, 2003

GAPSHARE

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS

DECEMBER 31, 2002 AND 2001

	2002	2001
Investments, at fair value:
Registered investment funds	$174,974,391	$180,461,322
Common collective trust funds	25,375,214	22,377,474
Common stock: The Gap, Inc. common stock	96,507,690	90,002,383
Participant loans	11,520,796	15,160,493

Total investments, at fair value	308,378,091	308,001,672
Cash	17,649	10,555
Contributions Receivable	725,751
Interest receivable	2,579	3,231

NET ASSETS AVAILABLE FOR BENEFITS	$309,124,070	$308,015,458

The accompanying notes are an integral part of these financial statements.

GAPSHARE

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS

YEARS ENDED DECEMBER 31, 2002 AND 2001

	2002	2001
ADDITIONS TO (DEDUCTIONS FROM) NET ASSETS
ATTRIBUTED TO:
Investment income (loss):
Dividends and interest	$1,913,959	$2,953,696
Net depreciation in fair value of registered investment funds	(34,644,022)	(40,980,217)
Net appreciation (depreciation) in fair value of Gap, Inc. common stock	10,097,602	(71,709,840)
Net depreciation in fair value of common collective trusts	(5,341,184)	(2,183,386)

Total investment loss	(27,973,645)	(111,919,747)

Contributions:
Employer	24,848,754	21,708,004
Participants and other	40,792,555	39,529,354

Total contributions	65,641,309	61,237,358

Total additions / reductions	37,667,664	(50,682,389)
DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
Benefits paid to participants	36,366,507	42,281,434
Administrative expenses	192,545

Total deductions	36,559,052	42,281,434
NET INCREASE (DECREASE)	1,108,612	(92,963,823)
NET ASSETS AVAILABLE FOR BENEFITS:
Beginning of year	308,015,458	400,979,281

End of year	$309,124,070	$308,015,458

The accompanying notes are an integral part of these financial statements.

GAPSHARE

NOTES TO FINANCIAL STATEMENTS

YEARS ENDED DECEMBER 31, 2002 AND 2001

1.	DESCRIPTION OF PLAN

GapShare (the “Plan”) is a defined contribution plan which was established to provide a source of retirement savings to participants and to enable participants to defer a portion of their compensation. The following brief description of the Plan is provided for general information purposes only. Participants should refer to the Summary Plan Description and official Plan documents for more complete information.

The Plan qualifies under sections 401(a), 401(k) and 501(a) of the Internal Revenue Code of 1986. Full time and part time employees of The Gap, Inc. (the “Company” or “Plan Sponsor”) and its subsidiaries are eligible to participate in the Plan upon attaining the age of 21 and after one year of employment with the Company upon completion of a minimum of 1,000 hours of service.

The minimum level of participant contributions is 1% of total compensation. Total contributions may not exceed a maximum of 30% of total compensation on a pre-tax basis and 21% of total compensation on an after-tax basis. The maximum allowable pre-tax contributions qualifying for deferral for individual income tax purposes was $11,000 for the year ended December 31, 2002 and $10,500 for the year ended December 31, 2001.

Company contributions are made according to a matching formula established prior to the beginning of each Plan year. For 2002 and 2001, the formula provided for $1 of Company contributions for each $1 of participant basic contributions, up to a maximum of 4% of the participant’s total compensation on a pre-tax or after-tax basis. A participant’s aggregate annual contribution, which includes participant and Company contributions, may not exceed 100% of the participant’s taxable compensation for the year or $40,000 for the year ended December 31, 2002 and 25% or $35,000 for the year ended December 31, 2001, whichever is less.

Investments of participant and Company contributions are allocated to the funds as elected by the participant. Contribution allocations to the Gap Stock Fund may not exceed 50% of total contributions. Allocations of each fund’s earnings are based on participant account balances in those funds. Participants may transfer accumulated account balances between funds at any time.

Investment Options—American Express Trust Company is the Plan Trustee.

At December 31, 2002 and 2001, the Plan’s assets were invested in a number of registered investment funds, common collective trusts, and The Gap Stock Fund.

The Gap Stock Fund is invested in common shares of The Gap, Inc., and a small amount of short-term investments. This fund may provide the greatest potential for either loss or gain since it is invested in the common stock of a single company. The Trustee buys shares of The Gap, Inc. common stock in the open market. Shares are also purchased from Plan participants who transfer their accounts out of the Gap Stock Fund or who take distributions or withdrawals from the Gap Stock Fund in the form of cash. At December 31, 2002 and 2001, the Gap Stock Fund held 6,218,279 shares ($15.52 per share) and 6,456,412 shares ($13.94 per share), respectively, of The Gap, Inc. common stock.

Vesting—All active employees are 100% vested in all employer contributions, participant contributions and earnings thereon.

Participant Loans—For a fee of $30 to $50 (depending on the loan term), participants may apply to receive a loan of up to the lesser of 50% of their vested account or $50,000, minus the highest balance of any other loan outstanding in the preceding 12 months. The minimum participants may borrow is $1,000. Such loans are repaid through payroll deductions for up to a period of five years, unless the loan is for the purchase or construction of a principal residence, in which case terms range from one to fifteen years. If an unpaid loan balance exists at the time a participant leaves the Company and withdraws from the Plan, it must be repaid by the participant or deducted from the participant’s total distribution. The fixed interest rate charged is 1% over the current prime rate (as stated in The Wall Street Journal) in effect at the time the loan is made and interest is compounded monthly. As of December 31, 2002 there were 3,451 such loans, with interest rates ranging from 5.25% to 10.5% maturing from 2003 to 2017.

Automatic Enrollment—The Plan adopted an automatic enrollment provision effective July 1, 2001. Under this provision, eligible employees become automatically enrolled in the Plan at a contribution rate of 2% of pre-tax compensation, unless they otherwise elect not to be enrolled. These participants’ initial contributions are allocated 100% to the AET Balanced II Fund unless they choose otherwise. Participants can elect to change or stop deductions at any time following enrollment.

Payment of Benefits—Upon termination of employment, a participant may elect to have distribution of their account either in a lump sum payment or, if greater than $5,000, deferred until the participant reaches the age of sixty. Deferred account balances may be invested in any of the funds, subject to normal restrictions.

Administrative Expenses—Beginning January 1, 2002, the Plan’s administrative expenses are allocated to participant accounts with market value over $200. Each account is charged the same dollar amount of fees on a quarterly basis. The fee is not expected to be more than $20 per year per account.

Reclassifications—Certain reclassifications have been made to the prior year’s presentation to conform to the current year’s presentation.

2.	SIGNIFICANT ACCOUNTING POLICIES

Basis of Accounting—The financial statements of the Plan are prepared under the accrual method of accounting.

Use of Estimates—The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of net assets available for benefits and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of additions to and deductions from net assets available for benefits during the reporting period. Actual results could differ from those estimates.

Investment Valuation and Income Recognition—The AET Money Market I Fund, the AET Equity Index II Fund, and the AET Balanced II Fund are valued by the Trustee at fair market value at the end of each Plan year. All other investments, including The Gap, Inc. common stock, are valued using quoted market prices. Participant loans are carried at amortized cost, which approximates fair value. Purchases and sales of securities are recorded on a settlement-date basis. Interest income is recorded on an accrual basis. Dividends are recorded on the ex-dividend date.

Payment of Benefits—Distributions to participants are recorded when paid.

3.	INVESTMENTS

The fair value of individual investments that represent more than 5% of the Plan’s net assets available for benefits as of December 31, 2002 and 2001 is as follows:

	2002	2001
AXP Cash Management Fund	$28,565,227	$25,597,910
AXP New Dimensions Fund, 2,831,116, and 0 shares, shares, respectively	54,555,614
Franklin Small Capital Growth Fund, 1,092,989, and 973,075 respectively	23,991,098	30,330,734
Janus World Wide Fund, 631,198, and 501,936 shares, respectively	20,280,396	22,004,867
Pimco Total Return Fund, 2,807,908, and 0 shares, respectively	29,960,379
AXP Bond Fund, 0 and 4,364,651 shares, respectively		20,950,325
AXP Growth Fund, 0 and 2,453,399 shares, respectively		66,241,774
The Gap, Inc Common Stock, 6,218,279, and 6,456,412 shares, respectively	96,507,690	90,002,383
AET Equity Index II Fund, 863,172, and 645,663 shares, respectively	21,355,750	20,564,363

4.	TAX EXEMPT STATUS

The Plan qualifies as a profit sharing plan under Section 401(a) of the Internal Revenue Code of 1986 (the “Code”), with a qualified cash or deferred arrangement under Section 401(k) of the Code, and, accordingly, the Plan’s net investment income is exempt from income taxes. The Plan has obtained a favorable tax determination letter from the Internal Revenue Service dated September 15, 1998. The Plan sponsor believes that the Plan continues to qualify for tax exempt status.

5.	PLAN TERMINATION

The Plan is intended to be permanent; however, in the event of the termination of the Plan, the assets of the Plan allocable to each participant shall be segregated, liquidated and distributed to the participants in proportion to their respective account balances.

6.	PARTIES-IN-INTEREST TRANSACTIONS

Certain Plan investments are shares of common collective trust funds managed by American Express. American Express is the trustee as defined by the Plan and, therefore, these transactions qualify as party-in-interest transactions. Also, during 2002, plan administrative expenses of $192,545 were paid to American Express from plan assets.

7.	RECONCILIATION OF FINANCIAL STATEMENTS TO FORM 5500

Year Ended December 31, 2002
Assets available for benefits per the financial statements	$309,124,071
Add: Loans deemed distributions in 2002	1,572,740
Less: Contributions receivable	725,751

Assets available for benefits per Form 5500	$307,971,060

Total contributions per the financial statements	$65,641,309
Less: Contributions receivable	725,751
Less: Transfer of assets to the plan	30,115

Total contributions per Form 5500	$64,885,443

Total deductions per the financial statements	$36,559,052
Less: Loans deemed distributions in 2002	398,585
Less: Transfer of assets from the plan	30,049

Total deductions per Form 5500	$36,130,418

GAPSHARE

SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES

DECEMBER 31, 2002

Identity of Issuer or Borrower	Description of Investment	Cost	Fair Value
AXP Cash Management Fund	Money Market Fund	$28,565,203	$28,565,227
Alliance Growth and Income	Registered Investment Fund 568,051 shares	1,611,624	1,482,614
AXP New Dimensions Fund	Registered Investment Fund 2,831,116 shares	56,680,499	54,555,616
Franklin Small Capital Growth Fund	Registered Investment Fund 1,092,988 shares	32,707,604	23,991,098
Domini Social Equity Fund	Registered Investment Fund 612,980 shares	16,391,019	13,240,370
Janus World Wide Fund	Registered Investment Fund 631,198 shares	26,417,644	20,280,396
Neuberger B. Genesis Trust	Registered Investment Fund 103,009 shares	2,972,543	2,898,691
Pimco Total Return Fund	Mutual Fund 2,807,908 shares	29,767,251	29,960,379
The Gap, Inc. common stock	6,218,279 shares	86,387,495	96,507,690
AET Money Market I Fund *	Common Collective Trust	2,205,839	2,205,839
AET Equity Index II Fund *	Common Collective Trust 863,172 shares	26,141,241	21,355,750
AET Balanced II Fund *	Common Collective Trust 227,957 shares	1,826,359	1,813,625
Participant loans	3,451 loans with interest rates from 5.25% to 10.5% maturing from 2003 to 2017	11,520,796	11,520,796

TOTAL		$323,195,117	$308,378,091